Exhibit 10.1

Amalgamated Bank

September 1, 2006

Integrated BioPharma, Inc.
225 Long Avenue
Hillside, New Jersey  07205

Re: $15,000,000 Revolving Credit Facility

Ladies and Gentlemen:

You have requested that Amalgamated Bank (the "Bank") provide to Integrated BioPharma, Inc., a Delaware corporation (the "Borrower") and its subsidiaries (collectively the "Companies"), a revolving credit facility in the aggregate principal amount not to exceed $15,000,000 at any time (the "Revolving Credit Facility"). The proceeds of the Revolving Credit Facility will be used to refinance existing credit facilities and for the working capital purposes of the Companies.

The Bank is pleased to advise you that it is willing to provide the Revolving Credit Facility on and subject to the terms and conditions set forth herein and in the other Loan Documents (as defined herein).

This letter agreement (as it may be amended, modified or supplemented form time to time, this "Letter Agreement") is the "Letter Agreement" referred to in the Loan Documents and, notwithstanding anything herein or in any of the other Loan Documents to the contrary, each of the other Loan Documents is subject to the terms and conditions of this Letter Agreement. In the event of any conflict between the terms and conditions of any other Loan Document and the terms of this Letter Agreement, the terms and conditions of this Letter Agreement shall control.

Capitalized terms used, and not defined, in this Letter Agreement shall have the meanings given such terms on Schedule A attached hereto and made a part hereof.

1.       Loans.

(a) Prior to the first anniversary of the date hereof, and provided no Event of Default (as such term is defined in the Note (as such term is defined herein)) shall have occurred and is then continuing, and otherwise subject to the terms and conditions hereof and of the other Loan Documents, from time to time, the Borrower may borrow and the Bank will make advances (each, a "Loan" and collectively, the "Loans") to the Borrower in an aggregate amount up to but not exceeding Fifteen Million Dollars ($15,000,000). Amounts borrowed pursuant to this Letter Agreement and the Loan Documents may be repaid and reborrowed. The Revolving Credit Facility shall expire on the first anniversary of the date hereof. The Bank may, in its sole discretion, by written notice to the Borrower, extend the Maturity Date for an additional one year period.

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(b)      Whenever the Borrower desires that the Bank make a Loan, the Borrower shall deliver to the Bank a fully completed and duly executed and delivered Borrowing Notice in the form of Exhibit A attached hereto (a "Borrowing Notice") no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed date of borrowing of such Loan or, in the case of a LIBOR Loan, three Business Days in advance of the proposed date of Borrowing (the "Borrowing Date").

(c) The Bank may, in its sole and absolute discretion, and will upon satisfaction or waiver of the conditions precedent specified herein, make the proceeds of each Loan available to the Borrower on the applicable Borrowing Date by causing an amount of same day funds in dollars equal to such Loan to be credited to the account of the Borrower at the Bank or such other account as may be designated in writing to the Bank by the Borrower.

2. Conditions Precedent as of the Date Hereof. The making of any Loan is subject to the satisfaction of the following conditions precedent as of the date hereof:

(a) Loan Documents. The Bank shall have received from the Borrower a complete and duly executed and delivered original of each of the following (collectively, the "Loan Documents"):

(1)      This Letter Agreement;

(2)      The Revolving (Grid) Promissory Note (the "Note");

(3) The Accounts Receivable Security Agreement (the "Accounts Receivable Security Agreement");

(4) The Equipment Rider to the Accounts Receivable Security Agreement (the "Equipment Rider");

(5) The Inventory Rider to the Accounts Receivable Security Agreement (the "Inventory Rider");

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(6)      The Deposit Account Pledge Agreement (the "Deposit Account Pledge
         Agreement"); and

(7)      A Guaranty from each of Borrower's direct and indirect subsidiaries.

(b)      Organizational Documents. The Bank shall have received the following:

(1) a copy of each of the Borrower's certificate of incorporation, as amended, and its by-laws, as amended, and, to the extent applicable, certified as of a recent date by the appropriate governmental official;

(2)      signature and incumbency certificates of the officers of the Borrower;

(3) resolutions of the board of directors of the Borrower approving and authorizing the execution, delivery and performance of this Letter Agreement and the other Loan Documents, certified as of the date hereof by Borrower's corporate secretary as being in full force and effect without modification or amendment;

(4) a good standing certificate from the applicable governmental authority of the Borrower's jurisdiction of formation; and

(5)      such other documents as the Bank may reasonably request.

(c) Lien Searches; UCC Financing Statements. The Bank shall have received the following:

(1) the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of the Borrower in the State of New York, together with copies of all such filings disclosed by such search, together with UCC termination statements (or similar documents) duly executed by all applicable persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search; and

(2) evidence satisfactory to the Bank of the compliance by the Borrower of its obligations under the Loan Documents with respect to UCC financing statements.

3. Conditions Precedent for Each Borrowing Date. In addition to the satisfaction of each of the conditions precedent set forth in Section 3 hereof, the making of any Loan on any Borrowing Date is subject to the satisfaction of each of the following conditions precedent:

(a) for each Loan the Bank shall have received a complete and duly executed and delivered copy of a Borrowing Notice;

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(b)      as of such Borrowing Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Borrowing Date to the same extent as though made on and as of that date;

(c) as of such Borrowing Date, no event shall have occurred and be continuing or would result from the making of such Loan that would constitute an Event of Default or a Default (as each such term is defined in the Note);

(d) evidence that the Borrower shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording reasonably required by the Bank;

(e)      there being no legal bar to the Bank making the Loan;

(f) the proceeds of the Loan being used for a purpose permitted by Section 5(i) hereof; and

(g) after giving effect to the making of such Loan on such Borrowing Date, the aggregate principal amount of all Loans then outstanding does not exceed $15,000,000.


4. Representations and Warranties. The Borrower represents and warrants to the Bank, on the date hereof and on each Borrowing Date, that the following statements are true and correct:

(a) Good Standing. Borrower is and will be duly organized and in good standing in the state of Borrower's formation, Borrower has obtained and will maintain all licenses or permits required in the operation of its business, and Borrower is duly qualified or licensed in good standing to do business in all jurisdictions where the nature of Borrower's activities requires such qualification or licensing, and Borrower's business is and will be conducted in accordance with law;

(b) Authority. Borrower has full right, power and authority to enter into, execute and deliver this Letter Agreement, any officer's certificate and other documents executed and/or delivered by Borrower to Bank in connection with this Letter Agreement or the other Loan Documents, and Borrower has and shall have full right, power and authority to perform each and all matters and things required to be performed under this Letter Agreement and the other Loan Documents; each of this Letter Agreement and the other Loan Documents have been duly authorized, executed and delivered and constitutes the legal, valid and binding contract of Borrower, enforceable in accordance with its terms (subject to (i) bankruptcy and other laws of general application affecting the rights of creditors and (ii) the award by courts of monetary damages rather than specific performance of contractual provisions involving matters other than the payment of money);

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(c)      Compliance. The Borrower conducts its business and operations and the ownership of its assets in compliance with each applicable statute, regulation and other law, including, without limitation environmental laws and the Patriot Act. All approvals, including authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the "Approvals") necessary for the conduct of the Borrower's business has been duly obtained and is in full force and effect. The Borrower is in compliance with the Approvals. The Borrower is in compliance with its certificate of incorporation, by-laws, partnership agreement, articles of organization, operating agreement or other applicable organizational or governing document as may be applicable to the Borrower depending on its organizational structure ("Governing Documents"). The Borrower is in compliance with each agreement to which it is a party or by which it or any of its assets is bound.

(d) Legality. The execution, delivery and performance by the Borrower of this Letter Agreement and all related documents, including the Loan Documents, (i) are in furtherance of the Borrower's purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator with respect to the Borrower or (B) violate the Borrower's Governing Documents, constitute a default under any agreement binding on the Borrower or result in a lien or encumbrance on any assets of the Borrower; and (iii) have been duly authorized by all necessary organizational actions.

(e) Fiscal Year. The fiscal year of the Borrower is the calendar year unless the following blank states otherwise: year ending June 30.

(f) Full Disclosure. Neither this Letter Agreement nor any certificate, financial statement or other writing provided to the Bank by or on behalf of the Borrower contains any statement of fact that is incorrect or misleading in any material respect or omits to state any fact necessary to make any such statement not incorrect or misleading. The Borrower has not failed to disclose to the Bank any fact that might have a material adverse effect on the Borrower.

(g) No Defaults. No Event of Default or event which, with the giving of notice or the passage of time or both, would be an Event of Default, has occurred or continues or will occur as a result of Borrower's entering into or performing its obligations pursuant to this Letter Agreement or the other Loan Documents;

(h) No Conflict. Borrower's execution and delivery of this Letter Agreement and the other Loan Documents and performance of its obligations thereunder are not and will not be in contravention of any provision of law or any charter or by-law provision or any covenant, indenture or agreement of or affecting Borrower or any property of Borrower;

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(i)      No Claims. There is no action, suit, investigation or proceeding pending or threatened against Borrower in or before any court or any administrative or governmental authority, or any arbitration forum, which if determined against Borrower would affect Borrower's ability to enter into this Letter Agreement or the other Loan Documents or prejudice in any way Borrower's ability to fulfill the obligations set forth in this Letter Agreement or the other Loan Documents;

(j) Solvency. On the date hereof, after consummation of the transactions contemplated herein, and after giving effect to the Loan and other obligations and liabilities being incurred, Borrower is and will be solvent.

(k) Margin Regulations. No part of the proceeds of the Loan will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time-to-time, or to extend credit to others for the purpose of buying or carrying any "margin stock." Borrower is not engaged in the business of extending credit to others for the purpose of buying or carrying margin stock. Borrower does not own any "margin stock." Neither the making of the Loans nor any use of proceeds of the Loans will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as amended from time to time.

(l) Subsidiaries. Except as set forth on Schedule 4(l) hereto, Borrower is not a partner (general or limited) of any partnership, is not a party to any joint venture, is not a member or manager of a limited liability company, is not a shareholder of any corporation, or is not an owner (beneficially or of record) of any equity or similar interest in any Person (including, but not limited to, any interest pursuant to which Borrower has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other person).

(m) Taxes. All tax and information returns required to be filed by or on behalf of Borrower have been properly and timely prepared, executed and filed or appropriate extensions have been properly obtained and remain in effect. All taxes, assessments, fees and other governmental charges upon Borrower or upon any of its properties, incomes, sales, use or franchises (collectively, "Taxes") which are due and payable have been paid other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for Taxes have been made on the books of Borrower. The reserves and provisions for Taxes on the books of Borrower are adequate for all open years and for its current fiscal period. Borrower does not know of any proposed additional assessment or basis for any material assessment for additional Taxes against Borrower (whether or not reserved against) which could have a Material Adverse Effect (as defined below).

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(n)      Environmental Matters.

     (i) Borrower is and has been in compliance with all applicable Environmental Laws.

     (ii) All Environmental Approvals necessary for the ownership and operation of Borrower's business as presently owned and operated and as presently proposed to be owned and operated have been duly obtained and are in full force and effect.

     (iii) There is no Environmental Claim pending or threatened, and there are no present acts, omissions, events or circumstances and no past acts, omissions, events or circumstances, including, but not limited to, any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by Borrower or any of its respective Environmental Affiliates, that could form the basis of any Environmental Claim against Borrower or any of its respective Environmental Affiliates.

     (iv) Neither Borrower nor, any of its Environmental Affiliates, has directly transported or directly arranged for the transportation of any material quantities of Environmental Concern Materials to any Environmental Cleanup Site. No lien exists and no condition exists which is reasonably likely to result in the filing of a lien against any property of Borrower or any of its respective Environmental Affiliates under any Environmental Law.

(o) Investment Company Act. Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, or a company "controlled" by, an investment company, each within the meaning of the Investment Company Act of 1940, as amended.

(p) ERISA.

With respect to each Pension Plan subject to Title IV of ERISA:

     (i) The plan is qualified under Section 401(a) of the Code, and any trust through which the plan is funded meets the requirements to be exempt from federal income tax under Section 501(a) of the Code.

     (ii) There is no accumulated funding deficiency (as defined in Section 412(a) of the Code) with respect to the plan, whether or not waived.

     (iii) All contributions required to be made to the plan under the terms of the plan or any collective bargaining agreement or applicable law have been made to the plan.

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     (iv) If the plan is a defined  benefit plan (as defined in Section 3(35) of
ERISA), had the plan terminated and benefits been distributed on the last plan valuation date, the plan would have been sufficient for benefit liabilities (within the meaning of Sections 4001(a)(16) and 4041(d) of ERISA) as of that date.

     (v) No ERISA Title IV Liability Event has occurred or is expected to occur with respect to any Pension Plan subject to Title IV of ERISA that is not sufficient for liabilities within the meaning of Section 4041(d) of ERISA.

With respect to each Multiemployer Plan:

     (i) Neither any Borrower nor any Controlled Group Member has withdrawn or expects to completely or partially withdraw from the plan at such time as any Loan is outstanding or the Bank has any obligation to make any Loan pursuant to this Letter Agreement.

     (ii)  Each  Borrower  and  each  Controlled   Group  Member  has  made  all
contributions it is required to make to the plan under the terms of the plan or any collective bargaining agreement or applicable law.

     (iii) Neither any Borrower nor any Controlled Group Member has been notified that the plan is in reorganization (within the meaning of Section 4241 of ERISA) or that it is expected to go into reorganization or be terminated.

                  With respect to each Pension Plan and Welfare Plan, there is no litigation pending, or threatened, that, if adversely determined, would have a material adverse effect on the financial condition of the Borrower taken as whole and there are no existing facts or circumstances likely to give rise to any such litigation with respect to any Pension Plan or Welfare Plan.

(q) Adverse Contracts. Borrower is not a party to, nor is any of the property of Borrower subject to or bound by any long term lease, forward purchase contract or futures contract, covenant not to compete, or other agreement, which, in each case, materially adversely restricts its ability to conduct its business, or has a material adverse effect or would be reasonably likely to have a material adverse effect on the financial condition, results of operations or business of the Borrower.

(r) Representations and Warranties. The representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects as of the date hereof and on and as of each Borrowing Date to the same extent as though made on and as of that date;

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(s) No Event of Default or Default. As of the date hereof and as of each
Borrowing Date, no event shall has occurred and is continuing or would result from the making of any Loan that would constitute an Event of Default or a Default.

5. Affirmative Covenants. Borrower covenants and agrees that until payment in full of all Liabilities (as such term is defined in the Note), Borrower shall perform, and shall cause each of its subsidiaries to perform, all covenants in this Section 5.

(a) Annual Financial Statements. As soon as available and in any event within 180 days after the end of each fiscal year of Borrower and its affiliates, the Borrower shall deliver to the Bank a balance sheet as of the end of such fiscal year and a statement of revenue and expenses and a statement of cash flows for such fiscal year, all in reasonable detail and all prepared in accordance with to generally accepted accounting principles in effect from to time in the United States ("GAAP") consistently applied and accompanied by an opinion thereon acceptable to the Bank by independent accountants selected by the Borrower and acceptable to the Bank.

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the three quarters of each fiscal year of Borrower and its affiliates, the Borrower shall deliver to the Bank financial statements as presented to Borrower's Board of Directors and a statement by the Chief Financial Officer of the Borrower certifying that, to the best of his knowledge: (i) such statements adequately represent the Borrower's financial condition, and (ii) no material adverse changes to the Borrower's accounting policies or changes in the Borrower's business have occurred.

(c) Monthly Accounts Receivable Aging Schedules. As soon as available and in any event within 10 days after the end of each month, the Borrower shall deliver to the Bank a schedule aging accounts, as of the end of the preceding month.

(d) Notices of Default. Borrower must notify the Bank in writing of any material default by the Borrower under any agreement.

(e) Material Adverse Changes. Borrower shall not change the nature of its business in a material manner.

(f) Maximum Total Leverage Ratio. Borrower shall not permit the Total Leverage Ratio at the end of any quarter ending during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

          Test Period                                  Leverage Ratio

July 1, 2006  - September 30, 2006                      5.00 to 1.00

October 1, 2006 - December 31, 2006                     4.70 to 1.00

January 1, 2007 - March 31, 2007                        4.50 to 1.00

April 1, 2007 - June 30, 2007                           4.50 to 1.00

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Consolidated EBITDA calculation of Maximum Total Leverage shall be cumulative for the four quarters ending as of each Test Period.

(g) Minimum Consolidated EBITDA. Borrower shall not permit Consolidated EBITDA for any Test Period ending during any period set forth in the table below, to be less than the amount indicated:
                                                         Minimum
          Test Period                               Consolidated EBITDA

September 30, 2005  - September 30, 2006                $4,000,000

July 1, 2006 - December 31, 2006                        $2,750,000

July 1, 2006  - March 31, 2007                          $4,125,000

July 1, 2006 - June 30, 2007                            $5,500,000

(h) Minimum Fixed Charge Coverage Ratio. Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio, for any Test Period ending during any period in the table set forth below, to be less than the ratio set forth opposite such period in the table below:
                                                        Fixed Charge
          Test Period                                  Coverage Ratio

July 1, 2006  - December 31, 2006                       2.00 to 1.00

January 1, 2007 - June 30, 2007                         1.75 to 1.00

(i) Required Balances. For as long as the Credit Facility remains in effect, unless otherwise agreed by the Bank, the Borrower shall maintain all bank accounts under its taxpayer identification number (EIN: 22-2407475) with the Bank. Commencing on the date hereof, Borrower shall maintain Two Million Dollars ($2,000,000) in a six month time deposit with Bank and shall not have the option for early withdrawal unless the financial performance thresholds ("Threshholds") are met prior to the maturity of the deposit. Borrower and Bank agree that, upon expiration of such certificate of deposit, it shall be renewed by Bank for another six month term unless the Borrower meets the Thresholds set forth below. If such Thresholds are met prior to the maturity of the deposit and the Borrower exercises its right to early withdrawal, such withdrawal shall be subject to an early withdrawal penalty. If the Borrower meets the Thresholds and does not withdraw the time deposit prior to its maturity, the Borrower shall not be obligated to continue maintaining a $2 million time deposit.

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                  Threshholds:

                  Minimum EBITDA:  $5,000,000 on a year to date basis.

                  Minimum Revenues: $35,000,000 on a year to date basis.

(j) Use of Proceeds. Proceeds of the Credit Facility will be used on the date hereof: to consummate the redemption of the Borrower's existing Series B Redeemable Convertible Preferred Stock; to pay fees, commissions and expenses in connection therewith; to refinance a notes payable evidenced by a $4,500,000 promissory note provided by Bank of America dated December 31, 2004 (the "BofA Note") and a demand loan provided by Trade Investment Services amounting to $172,260; and for working capital and general corporate purposes.

(k) Mandatory Prepayments. Loans shall be prepaid and/or commitments reduced (in the order set forth below) in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of all or any part of the assets of Borrower, (b) 100% of the net proceeds received from the sale or other disposition of all or any portion of the subsidiaries of the Borrower, (c) 100% of the net proceeds received by the Borrower from the issuance of debt or preferred stock, other than exceptions to be agreed, (d) a percentage to be determined of the net proceeds received from the issuance of common equity (including, but not limited to, upon the exercise of warrants and options) by Borrower, (e) 100% of the proceeds received under "key man" life insurance policies held by Borrower or any of its subsidiaries and (f) the occurrence of a material adverse effect defined as, but not limited to, (i) a material adverse effect on the business, property, results of operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole; or (ii) material impairment of the ability of the Borrower to fully and timely perform any of its obligations under the Credit Facility ("Material Adverse Effect").

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(l) Compliance. The Borrower will conduct its business and operations and the ownership of its assets in compliance with all material contractual obligations and each applicable statute, regulation and other law, including environmental laws.

(m) Payment of Obligations and Continuation of Business. The Borrower will pay all outstanding obligations and continue its business and operations, maintaining all rights and privileges existing as of the date hereof.

(n) Annual Meetings. The Borrower will meet annually with the Bank to review its business, financial condition and results and its operations.

(o) Property and Insurance. The Borrower will maintain its property in good repair and will on request provide the Bank with evidence of insurance coverage satisfactory to the Bank, including fire and hazard, liability, workers' compensation and business interruption insurance and flood hazard insurance as required.

6. Negative Covenants. During the term of this Letter Agreement and so long as any of the Loans remain unpaid the Borrower shall not:

(a) Indebtedness. Incur or permit to exist any indebtedness except for trade indebtedness or current liabilities for salary and wages incurred in the ordinary course of business and not substantially overdue.

(b) Guaranties. Become a guarantor, a surety, or otherwise liable for the debts or other obligations of another, whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging indebtedness, or otherwise, except as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business.

(c) Liens. Permit any of its assets to be subject to any security interest, mortgage or other lien or encumbrance except for liens for property taxes not yet due; pledges and deposits to secure obligations or performance for workers' compensation, bids, tenders, contracts other than notes, appeal bonds or public or statutory obligations; and materialmens', mechanics', carriers' and similar liens arising in the normal course of business.

(d) Investments. Make any investment outside of the ordinary course of business, other than in FDIC insured deposits or United States Treasury obligations of less than one year, or in money market or mutual funds administering such investments.

(e) Loans. Make any loan, advance or other extension of credit except for endorsements of negotiable instruments deposited to the Borrower's deposit account for collection, trade credit in the normal course of business and intercompany loans approved in writing by the Bank.

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(f) Sale or Transfer of Assets;  Suspension  of Business  Operations.  Sell
(including as part of a sale-leaseback transaction), convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, (i) all or a substantial part of its assets, or (ii) any collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of inventory in the ordinary course of business and, so long as no Event of Default has occurred and is continuing, the sale or disposal of obsolete, worn out or other equipment not needed for the operation of Borrower's business, and will not liquidate, dissolve or suspend business operations, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing with respect to any collateral.

(g) Dealings with Affiliates. (i) Enter into any transaction with any director, officer, employee, shareholder, or Affiliate of the Borrower except transactions upon terms which are fair and reasonable and which shall be at least as favorable as would result in a comparable arm's-length transaction with a Person not a director, officer, employee, shareholder or Affiliate of the Borrower; or
(ii) pay any management, consulting or other similar fees to any Affiliate.

(h) Modification/Waiver. Modify any material documents or waive any material requirements that would adversely affect the Bank's rights and interests hereunder.

(i) Fiscal Year. Change its fiscal year from that stated in Section 4 above.

(j) Distributions. Make any Distributions except to another Loan Party.

(k) Subsidiaries. Create, acquire or suffer to exist any Subsidiary without the prior written consent of the Bank, which may be conditioned upon the execution and delivery by such Subsidiary of an amendment to one or more Loan Documents, a guarantee of the obligations under the Loan, a security agreement with respect to such Subsidiary's assets, a pledge of some or all of the Equity Interests in such Subsidiary, other documents, certificates and/or instruments and satisfactory results of due diligence with respect to liens, title and environmental matters relating to such entity and its assets and Equity Interests.

7. Events of Default.

(a) Any failure of the Borrower to perform or comply with any term or condition contained in Section 5 and 6 hereof or to pay any fee set forth in Section 8 or 9 hereof shall be deemed to be an "Event of Default" for all purposes of the Loan Documents.

(b) Any failure of the Borrower to perform or comply with any term or condition contained in this Letter Agreement or any of the Loan Documents.

8. Commitment Fee. Borrower shall pay a Commitment Fee shall accrue on the unused amount of the commitment under the Credit Facility. Such Commitment Fee will be 0.50% per annum. Accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Bank from the date hereof.

9. Closing Fee.   A fee of $75,000 shall be payable upon execution and delivery of this Letter Agreement.

10. Expenses and Indemnification. All reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of the Bank and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower. In addition, all out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Bank for workout proceedings, enforcement costs and documentary taxes associated with the Revolving Credit Facility are to be paid by Borrower.

         Borrower will indemnify the Bank, and hold the Bank harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the Revolving Credit Facility.

11. Governing Law: This Letter Agreement and the other Loan Documents will be governed by the laws of the State of New York.

By executing this Letter Agreement, you acknowledge that this Letter Agreement and the Loan Documents are the only agreement between you and the Bank with respect to the Revolving Credit Facility and set forth the entire understanding of the parties with respect thereto. This Letter Agreement may not be changed except pursuant to a writing signed by each of the parties hereto. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Letter Agreement may be executed in any number of counterparts all of which, when taken together, shall constitute one and the same instrument.

                                           Very truly yours,

                                           AMALGAMATED BANK

                                           By:  /s/ Bruce Meredith
                                           -----------------------
                                           Name:  Bruce Meredith
                                           Title:  First Vice President


Accepted and agreed to as of the date first above written:

INTEGRATED BIOPHARMA, INC.

By:  /s/ E.Gerald Kay
---------------------
Name: E.Gerald Kay
Title:  President & CEO

                                   Schedule A
                                  Defined Terms

"Affiliate" shall mean, with respect to any Person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer, general partner, member or manager of such Person or, with respect to an individual, has a relationship with such individual by blood, adoption or marriage not more remote than first cousin. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person shall mean the possession, direct or indirect, of the power to vote 10% or more of the outstanding Voting Interests in such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by virtue of being a general partner or managing member, by contract or otherwise.

"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

"Consolidated Net Income" shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

"Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto:

     (a) Consolidated Interest Expense for such period,

     (b) Consolidated Amortization Expense for such period,

     (c) Consolidated Depreciation Expense for such period,

     (d) Consolidated Tax Expense for such period, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

"Consolidated Fixed Charge Coverage Ratio" shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

"Consolidated Fixed Charges" shall mean, for any period, the sum, without duplication, of:

(a)      Cash Interest Expense for such period;

(b) the aggregate amount of Capital Expenditures for such period (other than to the extent financed by Excluded Issuances);

(c) all cash distributions made by Borrower and its Subsidiaries made during such period;

(d) all cash dividends made by the Borrower and its Subsidiaries on the Series B 7% Redeemable Convertible Preferred Stock; and

(e) the principal amount of all scheduled amortization payments on all Indebtedness including the principal component of all Capital Lease Obligations of Borrower and its Subsidiaries for such period (as determined on the first day of the respective period.)

"Consolidated Indebtedness" shall mean, as at any date of determination, the aggregate amount of all Indebtedness and all LC Exposure of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations of Borrower and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e) cash distributions paid on the Series B 7% Redeemable Convertible Preferred Stock.

(f) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(g) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period;

(h) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (f) or (j) of the definition of "Indebtedness" for such period;

"Controlled Group" means a controlled group of corporations of which the Borrower is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with a Borrower within the meaning of Section 414(c) of the Code or any affiliated service group of which a Borrower is a member within the meaning of Section 414(m) of the Code.

"Controlled Group Member" means each trade or business (whether or not incorporated) which is a member of a Controlled Group.

"Distributions" shall mean, with respect to any Person for any period, all dividends and other distributions on any of the outstanding Equity Interests in such Person (in the case of any Loan Party including, without limitation, all tax distributions), all purchases, redemptions, retirements, defeasances or other acquisitions of any of the outstanding Equity Interests in such Person and all returns of capital to the equity holders, partners or members (or the equivalent persons) of such Person, in each case to the extent paid in cash by or on behalf of such Person during such period.

"Environmental Affiliate" shall mean, with respect to any Person, any other person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by law, agreement or otherwise).

"Environmental Approvals" shall mean any governmental action pursuant to or required under any Environmental Law.

"Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other person (including, but not limited to, any governmental authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the Environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

"Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

 "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, Hazardous Material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including, but not limited to, any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) ("CERCLA") or any similar state Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

  "Environmental Law" shall mean any law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of persons, including, but not limited to, employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

"Equity Interests" shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership, partnership, membership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership, partnership, membership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, partnership, membership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and all of the other ownership, partnership, membership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import and regulations thereunder, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"Governmental Authority" shall mean any government or political subdivision or any agency, authority, branch, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or public or private mediator or arbitrator, in each case whether foreign or domestic.

 "Hazardous Material" shall include, without limitation, any flammable or ignitable (as such term is used under the statutes, codes, laws, ordinances, rules and regulations described in this paragraph) materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutant, hazardous or toxic pollutant, polychlorinated biphenyls
(PCBs), solid waste, petroleum, petroleum product, pesticide, asbestos or any other material as defined and/or subject to regulation by: (1) any Federal, state or local environmental health or safety statutes, code, law, ordinance, rule, or regulation including, without limitation, CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 9601, et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), and statutes codified in the New York Environmental Conservation Law, as amended, and the New York Navigation Law, as amended and in the rules and regulations adopted pursuant to each of the foregoing, or (2) any Federal, state or local governmental authority having or claiming jurisdiction over the property or assets of any Loan Party. The term "Hazardous Material" shall include any constituent and degradation product of a Hazardous Material.

 "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions; and (h) all obligations of such Person for the Series B 7% Redeemable Convertible Preferred Stock.

"Loan Parties" shall mean each of Borrower and each of its Subsidiaries and "Loan Party" shall mean any of them.

"Multiemployer Plan" means any employee pension plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and to which a Borrower or any Controlled Group Member has or had on or after September 26, 1980 an obligation to contribute.

"Multiple Employer Plan" means any employee pension benefit plan subject to Title IV of ERISA and described in Section 4063 of ERISA of which a Borrower or another Controlled Group Member at any time during the five preceding plan years is or has been a contributing sponsor and which has at least one other contributing sponsor who is not a Controlled Group Member.

"Pension Plan" means any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA maintained for employees of a Borrower or any Controlled Group Member or to which a Borrower or any Controlled Group Member made, or was required to make, contributions at any time within the preceding six years.

"Person" shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

"Subsidiary" of a Person at any time shall mean any Person of which a majority (by number of shares, equity interests or number of votes) of any class of outstanding capital stock or equity interest (determined by value) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any trust or other Person of which a majority of any class of outstanding equity interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person.

 "Total Leverage Ratio" shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

"Voting Interests" shall mean shares of capital stock issued by a corporation, or equivalent equity interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

"Welfare Plan" means an employee welfare benefit plan as defined in Section 3(1) of ERISA, maintained for employees of any Borrower or any Controlled Group Member.

                                  Schedule 4(l)
                                  Subsidiaries

Integrated BioPharma, Inc. ("INB")
A Delaware Corporation
Schedule of Subsidiaries

                                                                                  Parent    State of
Subsidiary Name                                                                   Company  Incorporation
---------------                                                                   -------  -------------
InB:Manhattan Drug Company, Inc. ("MDC")                                            INB      New York
Gero Industries, Inc. - Inactive                                                    INB      New Jersey
Scientific Sports Nutrition, Inc. (f/k/a Media Consultants, Inc.)                   MDC      Delaware
Vitamin Factory, Inc.                                                               INB      Delaware
Connaught Press, Inc. - Inactive                                                    INB      New Jersey
Designer Nutrition Labs, Inc. - Inactive                                            MDC      New Jersey
AgroLabs, Inc.                                                                      MDC      New Jersey
Bioscience Technologies, Inc. - Inactive                                            INB      New Jersey
IHT Health Products, Inc.                                                           INB      Delaware
IHT Properties, Inc.                                                                INB      Delaware
InB:Biotechnologies, Inc. (f/k/a NuCycle Therapy, Inc.)                             INB      New Jersey
InB:Paxis Pharmaceuticals, Inc. (f/k/a Paxis Pharmaceuticals, Inc.)                 INB      Delaware
InB:Hauser Pharmaceutical Services, Inc. (f/k/a Hauser Technical Services, Inc.)    INB      Delaware

                                                                       EXHIBIT A

                                BORROWING NOTICE


TO:     Amalgamated Bank
        11-15 Union Square
        New York, New York 10003
        Attention: Credit Administration Department

Reference is made to the Letter Agreement, dated as of August __, 2006 (as it may be amended, supplemented or otherwise modified, the "Letter Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and between Amalgamated Bank (the "Bank"), and INTEGRATED BIOPHARMA, INC., a Delaware corporation (the "Borrower").

Pursuant to Section 1 of the Letter Agreement, the Borrower desires that the Bank make a Loan in the principal amount ________________ DOLLARS ($_____________) (the "Subject Loan") to the Borrower in accordance with the applicable terms and conditions of the Letter Agreement on [mm/dd/yy] (the "Borrowing Date"). The Subject Loan shall be [__] a Base Rate Loan or [___] a LIBOR Rate Loan and, if the latter, shall have a interest period of [__] one, [__] three, [___] six months.

The Borrower hereby represents and warrants that:

1. Other Conditions Precedent. The following statements are and will be true and correct as of the Borrowing Date:

(A) the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Borrowing Date to the same extent as though made on and as of that date;

(B) no event shall have occurred and be continuing or would result from the making of the Subject Loan that would constitute an Event of Default or a Default; and

(C) after giving effect to the making of the Subject Loan on such Borrowing Date, the aggregate principal amount of all Loans then outstanding does not exceed $15,000,000.


Date: [mm/dd/yy]                           INTEGRATED BIOPHARMA, INC.


                                           By:
                                           ------------------------
                                           Name:
                                           Title: